Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

FABRINET

(Adopted by way of a special resolution passed on April 30, 2010)

1. NAME

The name of the Company is Fabrinet (the “Company”).

2. REGISTERED OFFICE

The Registered Office of the Company shall be at the offices of Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.

3. OBJECTS

Subject to the following provisions of this Amended and Restated Memorandum of Association (this “Memorandum”), the objects for which the Company is established are unrestricted.

4. POWERS

Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (as amended) (the “Law”).

5. NO BUSINESS WITHIN CAYMAN ISLANDS

Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6. CONTRACT SIGNING IN CAYMAN ISLANDS

The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7. LIMITATION OF LIABILITY

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

8. AUTHORISED CAPITAL AND CLASSES, NUMBER AND PAR VALUE OF SHARES

The authorized share capital of the Company is US$5,050,000, consisting of 500,000,000 ordinary Shares (“Ordinary Shares”), par value US$0.01 per Share, and 5,000,000 Preferred Shares, par value US$0.01 per Share, in both instances with power for the Company insofar as is permitted by law to redeem or purchase any of its Shares and to increase or reduce the said capital subject to the provisions of the Law and these Articles, and any amendment thereto, and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of Shares whether stated to be preference or otherwise shall be subject to the powers hereinbefore contained.

The Companies Law (As Amended)

Company Limited by Shares

THE AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FABRINET

(Adopted by way of a special resolution passed on April 30, 2010)

INDEX

SUBJECT	Article No.

Table A	1

Interpretation	1

Share Capital	3

Alteration of Capital	5

Share Rights	6

Variation of Rights	6

Shares	7

Share Certificates	7

Lien	8

Calls on Shares	9

Forfeiture of Shares	9

Register of Members	10

Closing Register of Members or Fixing Record Date	10

Transfer of Shares	11

Transmission of Shares	11

Untraceable Members	12

General Meetings	12

Notice of General Meetings	12

Proceedings at General Meetings	15

Voting	16

Corporations Acting by Representatives	17

No Action by Written Resolutions of Members	17

Board of Directors	17

Disqualification of Directors	19

Directors’ Fees and Expenses	19

Directors’ Interests	19

General Powers of the Directors	19

Borrowing Powers	20

Proceedings of the Directors	21

Managers	22

Register of Directors and Officers	23

Minutes	23

Seal	23

Authentication of Documents	23

Dividends and Other Payments	24

Capitalisation	24

Books of Accounts	24

Audit	25

Notices	25

Signatures	26

Winding Up	26

Indemnity	27

Amendment to Memorandum and Articles of Association and Name of Company	27

Information	27

Registration by way of Continuation	27

INTERPRETATION

TABLE A

1. The regulations in Table A in the Schedule to the Companies Law (as amended) do not apply to the Company.

INTERPRETATION

2.(1) In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING
“Audit Committee”	the audit committee of the Company formed by the Board or any successor audit committee.

“Auditor”	the independent auditor of the Company, which shall be an internationally recognized firm of independent accountants.

“Articles”	these Articles in their present form or as supplemented, amended, restated or substituted from time to time.

“Board”, “Directors” or “Board of Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.

“capital”	the share capital from time to time of the Company.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”

a clearing house recognised by the laws of the jurisdiction in which the Shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	Fabrinet.

“Control”

means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“competent regulatory authority”

a competent regulatory authority in the territory where the Shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.

“Designated Stock Exchange”	the New York Stock Exchange and any other stock exchange or interdealer quotation system on which the Ordinary Shares are listed or quoted.

“dollars” and “$”	Dollars, the legal currency of the United States of America.

“Exchange Act”	the Securities Exchange Act of 1934, as amended.

“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Law”	The Companies Law (as amended) of the Cayman Islands.

“Member”	a duly registered holder from time to time of the Shares in the capital of the Company.

“month”	a calendar month.

“Notice”	written notice, unless otherwise specifically stated and as further defined in these Articles.

“Ordinary Resolution”

a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting.

“Ordinary Shares”	means the Ordinary Shares in the capital of the Company, par value US$0.01.

“paid up”	paid up as to the par value in respect of the issue of Ordinary Shares and Preferred Shares and includes amounts credited as paid up.

“Person”	means an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

“Preferred Shares”

means the Preferred Shares in the capital of the Company of par value US$0.01, having designations, powers, preferences, privileges and participating, optional or special rights, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences as the Directors shall in their sole discretion determine, and the “Series A Preferred Shares” shall mean the first series of Preferred Shares authorised and issued by the Board of Directors, when, as and if declared by the Board of Directors.

“Register”

the principal register and, where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registered Office”	the registered office of the Company for the time being as required by the Law.

“SEC”	the United States Securities and Exchange Commission.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Shares”	means an Ordinary Share and/or a Preferred Share, as the context requires.

“Special Resolution”

a resolution passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled.

“Statutes”	the Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“year”	a calendar year.

(2) In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include both gender and the neuter;

(c) words importing persons include companies, associations and bodies of persons whether corporate or not;

(d) the words:

(i) “may” shall be construed as permissive;

(ii) “shall” or “will” shall be construed as imperative;

(e) expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f) references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(g) save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(h) references to a document being executed include references to it being executed under hand or under seal or by electronic signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not.

SHARE CAPITAL

(3) The share capital of the Company on the date on which these Articles come into effect is US$5,050,000 divided into 500,000,000 Ordinary Shares, par value of $0.01 each, and 5,000,000 Preferred Shares, par value of US$0.01 each.

(a)

Subject to the provisions of these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights conferred on the holders of any existing Shares or attaching to any class of Shares, any Share, including the Preferred Shares, may be issued from time to time in one or more series, with or having attached thereto such voting powers (full or limited or without voting powers), preferred, deferred, qualified or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, which may be issued to such Persons and at such times and for such consideration as the Board of Directors may determine.

(i)

Authority is hereby granted to the Board of Directors, subject to the provisions of these Articles and applicable law, to create and issue one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members providing for the issue of such series:

(A)	the number of Shares to constitute such series and the distinctive designation thereof;

(B)

the dividend rate on the Share of such series, the dividend payment dates, the periods in respect of which dividends are payable (“dividend periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(C)

whether the Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes of Shares of the Company and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(D)	the preference, if any, and the amounts thereof, which the Shares of such series shall be entitled to receive upon the winding up of the Company;

(E)	the voting power, if any, of the Shares of such series;

(F)	transfer restrictions and rights of first refusal with respect to the Shares of such series; and

(G)

such other terms, conditions, special rights and provisions as may seem advisable to the Board. Notwithstanding the fixing of the number of Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Shares of the same series subject always to the Law and these Articles.

(iii)

No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said Shares though the end of the last preceding dividend period if all dividends were declared and paid in full.

(iv)

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (i) are entitled to a preference over the holders of the Ordinary Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

(2) Subject to the Law, these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own Shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

(3) No Share shall be issued in bearer form.

ALTERATION OF CAPITAL

3. The Company may from time to time by Ordinary Resolution in accordance with the Law alter the conditions of these Articles to:

(1) increase its capital by such sum, to be divided into Shares of such amounts, as the resolution shall prescribe;

(2) consolidate and divide all or any of its capital into Shares of larger amount than its existing Shares;

(3) without prejudice to the powers of the Board under Articles 85-93, divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of Shares has been authorized by the Company, no resolution of the Company in a general meeting is required for the issuance of Shares of that class, and the Directors may issue Shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares that do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(4) sub-divide its Shares, or any of them, into Shares of smaller amount than is fixed by these Articles (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new Shares; and

(5) cancel any Shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any Person, and diminish the amount of its capital by the amount of the Shares so cancelled or, in the case of Shares, without par value, diminish the number of Shares into which its capital is divided.

4. The Board may settle as it considers expedient any difficulty that arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of Shares or arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some Person to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his or her title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

5. The Company may from time to time by Special Resolution, subject to any confirmation or consent required by the Law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by applicable law.

6. Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new Shares shall be treated as if it formed part of the original capital of the Company, and such Shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

7. Subject to the provisions of the Law, the rules of the Designated Stock Exchange, these Articles and to any special rights conferred on the holders of any Shares or class of Shares, and without prejudice to Article 11 hereof, any Share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including, without limitation, on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

8. Subject to the Law, any Preferred Shares may be issued or converted into Shares that, at a determinable date or at the option of the Company or the holder if so authorised by these Articles, are liable to be redeemed on such terms and in such manner as the Company may determine.

VARIATION OF RIGHTS

9. Subject to the Law and without prejudice to Article 7, all or any of the special rights for the time being attached to the Shares or any class of Shares may, unless otherwise provided by the terms of issue of the Shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of an Ordinary Resolution passed at a separate general meeting of the holders of the Shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(1) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a Person or Persons (or in the case of a Member being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal value of the issued Shares of that class;

(2) every holder of Shares of the class shall be entitled on a poll to one vote for every such Share held by such holder; and

(3) any holder of Shares of the class present in person or by proxy or authorised representative may demand a poll.

10. The special rights conferred upon the holders of any Shares or class of Shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such Shares, be deemed to be varied, modified or abrogated by the creation or issue of further Shares ranking pari passu therewith.

SHARES

11. (1) Subject to the Law, these Articles and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any Shares or any class of Shares, the unissued Shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such Persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no Shares shall be issued at a discount (for the avoidance of doubt, “discount” means below the per Share par value). In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time and without the approval of holders of Ordinary Shares or Preferred Shares the issuance of one or more classes or series of preferred Shares, to cause to be issued such Preferred Shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of Shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of Shares of any class or series of preferred Shares then outstanding) to the extent permitted by Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred Shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred Shares of any other class or series.

(2) Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred Shares, no vote of the holders of Preferred Shares or Ordinary Shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred Shares authorized by and complying with the conditions of these Articles.

(3) The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or securities in the capital of the Company on such terms as it may from time to time determine.

12. The Company may in connection with the issue of any Shares exercise all powers of paying commission and brokerage conferred or permitted by the Law. Subject to the Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one and partly in the other.

13. Except as required by applicable law, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or any fractional part of a Share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

14. Subject to the Law and these Articles, the Board may at any time after the allotment of Shares but before any Person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other Person and may accord to any allottee of a Share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

15. The Company’s Shares may be certificated or uncertificated as provided under the Law and shall be entered in the books of the Company and registered as Shares as issued. Every Share certificate shall be issued under the Seal thereof and shall specify on the certificate, or upon the books and records of the

Company in the case of uncertificated partly paid Shares, the number and class and distinguishing numbers (if any) of the Shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing Shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated Shares and the rights and obligations of the holders of certificates representing Shares of the same class and series shall be identical.

16. (1) In the case of a certificated Share held jointly by several Persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2) Where a Share stands in the names of two or more Persons, the Person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the Shares, be deemed the sole holder thereof.

17. Every Person whose name is entered upon an allotment of Shares as a Member in the Register shall be entitled, without payment, to receive one certificate for all such Shares of any one class or several certificates each for one or more of such Shares of such class upon payment for every certificate such reasonable out-of-pocket expenses incurred by the Company as the Board may determine.

18. Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

19. (1) Upon every transfer of certificated Shares, the certificate held by the transferor shall be given up to be cancelled and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred at such fee as is provided in paragraph (2) of this Article 19. If any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate for the balance shall be issued to him or her at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine, provided that the Board may at any time determine a lower amount for such fee.

20. If a Share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where Share warrants have been issued, no new Share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

LIEN

21. The Company shall have a first and paramount lien and charge on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 21. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a Share shall extend to all dividends or other monies payable in respect thereof.

22. The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

23. For giving effect to any such sale, the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

25. The Directors may from time to time make calls upon the Members in respect of any money unpaid on their Shares, and each Member shall (subject to receiving at least fourteen (14) calendar days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

26. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

27. If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

28. The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

29. The Directors may make arrangements on the issue of Shares for a difference between the Members, or the particular Shares, in the amount of calls to be paid and in the times of payment.

30. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent. per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

31. If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such amount of the call or instalment as is unpaid, together with any interest which may have accrued.

32. The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

33. If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

34. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

35. A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall nevertheless remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the Shares.

36. A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share or any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

37. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

38. (1) The Company shall keep in one or more books a Register of Members and shall enter therein the following particulars:

(a) the name and address of each Member, the number and class of Shares held by him or her and the amount paid or agreed to be considered as paid on such Shares;

(b) the date on which each Person was entered in the Register; and

(c) the date on which any Person ceased to be a Member.

(2) The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registered Office in connection therewith.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39. For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment or postponement thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not exceed in any case 60 days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members, the register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

40. In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members or for the purpose of such determination, the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

41. If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment or postponement thereof.

TRANSFER OF SHARES

42. The instrument of transfer of any Share shall be in writing in the usual or common form or any other form approved by the Directors and executed by or on behalf of the transferor and shall be accompanied by the certificate of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof. All instruments of transfer that shall be registered shall be retained by the Company.

43. The Directors may, in their absolute discretion, decline to register any transfer of Shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

44.(1) The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

(2) Notwithstanding anything to the contrary contained herein, during the period commencing on the date of the Company’s initial filing with the U.S. Securities and Exchange Commission of a registration statement on Form S-1 with respect to Ordinary Shares and ending 180 days after the date of the final prospectus (the “Prospectus”) relating to the initial public offering of such Shares (the “restricted period”), a registered holder of any Shares as of April 29, 2010 shall not, without the prior written consent of the Directors, (A) file any registration statement with the U.S. Securities and Exchange Commission relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, (B) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (C) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares, whether any such transaction described in clause (B) or (C) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) transactions relating to Ordinary Shares or other securities acquired in open market transactions after the completion of the public offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Ordinary Shares or other securities acquired in such open market transactions, (ii) transfers of Ordinary Shares or any security convertible into Ordinary Shares as a bona fide gift or by will or intestacy, (iii) distributions of Ordinary Shares or any security convertible into Ordinary Shares to any limited partner, member, shareholder or subsidiary of the registered holder, (iv) the Ordinary Shares to be sold pursuant to the final underwriting agreement to be entered into by and among the Company and the several underwriters in connection with the initial public offering referred to in the Article 44(2), or (v) transfers to any trust for the direct or indirect benefit of the registered holder or the immediate family of the registered holder or a charitable organization; provided that in the case of any transfer or distribution pursuant to clause (ii), (iii) or (v), (x) each donee, distributee or transferee shall sign and deliver to the Company a lock-up letter substantially in the form of this Article 44(2) and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Ordinary Shares, shall be required or shall be voluntarily made during the restricted period. For the purposes of this Article 44(2), “immediate family” shall mean any relationship by blood, marriage or adoption that is not more remote than first cousin.

If:

(a) during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(b) prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period;

the restrictions imposed by this Article 44(2) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless the Directors waive, in writing, such extension.

TRANSMISSION OF SHARES

45. If a Member dies, the survivor or survivors where the deceased was a joint holder, and his or her legal personal representatives where he or she was a sole or only surviving holder, will be the only Persons recognised by the Company as having any title to his or her interest in the Shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any Share which had been solely or jointly held by him or her.

46. Any Person becoming entitled to a Share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his or her title being produced as may be required by the Board, elect either to become the holder of the Share or to have some Person nominated by him or her registered as the transferee thereof. If he or she elects to become the holder he or she shall notify the Company in writing either at the Registered Office to that effect. If he or she elects to have another Person registered he or she shall execute a transfer of the Share in favour of that Person. The provisions of these Articles relating to the transfer and registration of transfers of Shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

47. A Person becoming entitled to a Share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the Share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such Share until such Person shall become the registered holder of the Share or shall have effectually transferred such Share, but such a Person may vote at meetings.

UNTRACEABLE MEMBERS

48. The Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. To give effect to any such sale the Board may authorise some Person to transfer the said Shares and an instrument of transfer signed or otherwise executed by or on behalf of such Person shall be as effective as if it had been executed by the registered holder or the Person entitled by transmission to such Shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it, and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the Shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

49. An annual general meeting of the Company shall be held in each year other than the year of the Company’s incorporation at such time and place as may be determined by the Board.

50. Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

51. Only a majority of the Board or the Chairman of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such Person or Persons shall determine.

NOTICE OF GENERAL MEETINGS

52. At least ten (10) calendar days’ notice (but not more than sixty (60) days’ notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed (either before or after such general meeting):

(1) in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(2) in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent in par value of the Shares giving that right.

53. The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

54. At an annual general meeting, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, business must be brought: (A) pursuant to the Company’s proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a Member who (1) is a Member of record at the time of the giving of the notice required by this Article 54, on the record date for the determination of Members entitled to notice of the annual general meeting and on the record date for the determination of Members entitled to vote at the annual general meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Article 54. In addition, for business to be properly brought before an annual general meeting by a Member, such business must be a proper matter for Member action pursuant to these Articles and applicable law. For the avoidance of doubt, clause (C) of the second sentence of this Article 54 shall be the exclusive means for a Member to bring business before an annual general meeting.

(1) To comply with clause (C) above of this Article 54, a Member’s notice must set forth all information required under this Article 54 and must be timely received by the Secretary of the Company. To be timely, a Member’s notice must be received by the Secretary at the Registered Office not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual general meeting; provided, however, that in the event that no annual general meeting was held in the previous year or if the date of the annual general meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual general meeting, then, for notice by the Member to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of (i) the 90th day prior to such annual general meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual general meeting is first made. In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of a Member’s notice as described in this Article 54(1). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(2) To be in proper written form, a Member’s notice to the Secretary must set forth as to each matter of business the Member intends to bring before the annual general meeting: (1) a brief description of the business intended to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (2) the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person (as defined below), (3) the class and number of Shares of the Company that are held of record or are beneficially owned by the Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company, (5) any material interest of the Member or a Member Associated Person in such business, and (6) a statement whether either such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting Shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a Member’s notice to the secretary must be supplemented not later than five days following the record date for the determination of Members entitled to vote at the meeting to disclose the information contained in clauses (3) and (4) above as of the record date. For purposes of this Article 54, a “Member Associated Person” of any Member shall mean (i) any Person controlling, directly or indirectly, or acting in concert with, such Member, (ii) any beneficial owner of Shares owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any Person controlling, controlled by or under common control with such Person referred to in the preceding clauses (i) and (ii).

(3) Without exception, no business shall be conducted at any annual general meeting except in accordance with the provisions set forth in this Article 54 and, if applicable, Article 55. In addition, business proposed to be brought by a Member may not be brought before the annual general meeting if such Member or a Member Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual general meeting shall, if the facts warrant, determine and declare at the annual general meeting that business was not properly brought before the annual general meeting and in accordance with the provisions of this Article 54, and, if the chairperson should so determine, he or she shall so declare at the annual general meeting that any such business not properly brought before the annual general meeting shall not be conducted.

55. Notwithstanding anything in these Articles to the contrary, only Persons who are nominated in accordance with the procedures set forth in this Article 55 shall be eligible for election or re-election as Directors at an annual general meeting. Nominations of Persons for election to the Board of Directors shall be made at an annual general meeting only (A) by or at the direction of the Board of Directors or (B) by a Member who (1) was a Member of record at the time of the giving of the notice required by this Article 55 and on the record date for the determination of Members entitled to vote at the annual general meeting and (2) has complied with the notice procedures set forth in this Article 55. In addition to any other applicable requirements, for a nomination to be made by a Member, the Member must have given timely notice thereof in proper written form to the Secretary of the Company.

(1) To comply with clause (B) of Article 55 above, a nomination to be made by a Member must set forth all information required under this Article 55 and must be received by the Secretary of the Company at the Registered Office at the time set forth in, and in accordance with, the second sentence of Article 54(1).

(2) To be in proper written form, such Member’s notice to the Secretary must set forth:

a) as to each Person (a “nominee”) whom the Member proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of Shares that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of Share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the Member and each nominee and any other Person or Persons (naming such Person or Persons) pursuant to which the nominations are to be made by the Member, (F) a written statement executed by the nominee acknowledging that as a Director, the nominee will owe a fiduciary duty under Cayman Islands law with respect to the Company and its Members, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a Director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a Director if elected); and

b) as to such Member giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Article 54(2) above, and the supplement referenced in the second sentence of Article 54(2) above (except that the references to “business” in such clauses shall instead refer to nominations of Directors for purposes of this paragraph), and (B) a statement whether either such Member or Member Associated Person will deliver a proxy statement and form of proxy to Members holding a number of Shares reasonably believed by such Member or Member Associated Person to be necessary to elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(3) At the request of the Board of Directors, any Person nominated by a Member for election as a Director must furnish to the secretary of the Company (1) that information required to be set forth in the Member’s notice of nomination of such Person as a Director as of a date subsequent to the date on which the notice of such Person’s nomination was given and (2) such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such Member’s nomination shall not be considered in proper form pursuant to this Article 55.

(4) Without exception, no Person shall be eligible for election or re-election as a Director at an annual general meeting unless nominated in accordance with the provisions set forth in this Article 55. In addition, a nominee shall not be eligible for election or re-election if a Member or Member Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual general meeting shall, if the facts warrant, determine and declare at the annual general meeting that a nomination was not made in accordance with the provisions prescribed by these Articles, and if the chairperson should so determine, he or she shall so declare at the annual general meeting, and the defective nomination shall be disregarded.

56. (1) For an extraordinary general meeting at which directors are to be elected, nominations of Persons for election to the Board of Directors shall be made only (1) by or at the direction of the Board of Directors or (2) by any Member who (A) is a Member of record at the time of the giving of the notice required by this Article 56 and on the record date for the determination of Members entitled to vote at the extraordinary general meeting and (B) delivers a timely written notice of the nomination to the Secretary of the Company that includes the information set forth in Article 55(2) and Article 55(3) above. To be timely, such notice must be received by the Secretary at the Registered Office not later than the close of business on the later of the 90th day prior to such extraordinary general meeting or the tenth day following the day on which Public Announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. A Person shall not be eligible for election or re-election as a Director at an extraordinary general meeting unless the Person is nominated (i) by or at the direction of the Board of Directors or (ii) by a Member in accordance with the notice procedures set forth in this Article 56. In addition, a nominee shall not be eligible for election or re-election if a Member or Member Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(2) The chairperson of an extraordinary general meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Articles, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(3) Only such business as is specified in the notice of any extraordinary general meeting of the Members shall come before such meeting.

57. In addition to the foregoing provisions of these Articles 54-57, a Member must also comply with all other applicable requirements of these Articles, Cayman Islands law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Articles 54-57, including, with respect to business such Member intends to bring before the annual general meeting that involves a proposal that such Member requests to be included in the Company’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in these Articles 54-57 shall be deemed to affect any right of the Company to omit a proposal from the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

PROCEEDINGS AT GENERAL MEETINGS

58. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding not less than an aggregate of one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes. A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as present in Person at that meeting.

59. If within thirty (30) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

60. The Chairman of the Company shall preside as chairperson at every general meeting. The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairperson of the meeting shall announce at each such meeting the date and time of the opening and the closing of the polls for each matter upon which the Members will vote at such meeting. If at any meeting the chairperson is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairperson, the Directors present shall choose one of their number to act, or if one Director only is present he or she shall preside as chairperson if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairperson chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their number to be chairperson.

61. The chairperson may adjourn or postpone the meeting from time to time and from place to place, but no business shall be transacted at any adjourned or postponed meeting other than the business which might lawfully have been transacted at the meeting had the adjournment or postponement not taken place. When a meeting is adjourned or postponed for thirty (30) days or more, at least seven (7) days’ notice of the adjourned or postponed meeting shall be given specifying the time and place of the adjourned or postponed meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned or postponed meeting and the general nature of the business to be transacted. Other than as specified in this Article 61, it shall be unnecessary to give notice of an adjournment or postponement.

62. If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairperson of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

63. Subject to any rights and restrictions for the time being attached to any class or classes of Shares, every Member present in person and every Person representing a Member by proxy at a general meeting of the Company shall have one vote for each Share registered in his name in the Register of Members.

64. In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

65. A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may on a poll, vote by proxy.

66. No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

67. On a poll, votes may be given either personally or by proxy.

68. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

69. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

70. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

71. At each meeting of the Members, all corporate actions, other than the election of Directors, to be taken by vote of the Members (except as otherwise required by applicable law and except as otherwise provided in these Articles) shall be authorised by a majority of the votes cast by the Members entitled to vote thereon, present in person or represented by proxy. Directors shall be elected by a plurality of the votes cast by Members present in person or represented by proxy at the meeting and entitled to vote on the election of the Directors. Where a separate vote by a class or classes or series is required, the affirmative vote of the majority of Shares of such class or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such series).

CORPORATIONS ACTING BY REPRESENTATIVES

72. (1) Any corporation which is a Member may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The Person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a Person so authorised is present thereat.

(2) If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such Persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each Person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such Person was the registered holder of the Shares of the Company held by the clearing house (or its nominee(s)), including the right to vote individually on a show of hands.

(3) Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

NO ACTION BY WRITTEN RESOLUTIONS OF MEMBERS

73. Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Members at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Law and may not be taken by written resolution of Members without a meeting.

BOARD OF DIRECTORS

74. There shall be a Board of Directors consisting of up to fifteen (15) Directors or such other number as shall be fixed from time to time by the Directors. In any election of Directors, the Persons receiving a plurality of the votes cast, up to the number of Directors to be elected in such election, shall be deemed elected. The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively, which classes may include Directors appointed by the holders of any series of Preferred Shares, if any. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the annual general meeting of Members taking place in 2010, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the annual general meeting of Members taking place in 2011, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the annual general meeting of Members taking place in 2012, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article 74, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

75. Subject to the rights of holders of any series of Preferred Shares, at each annual general meeting, there shall be elected the Directors of the class the term of office of which shall have then expired pursuant to Article 74.

76. The Board of Directors shall have a Chairman of the Board of Directors (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a Vice-Chairman of the Board of Directors (the “Vice-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Vice-Chairman (if any), or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

77. Subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange, newly created directorships resulting from an increase in the number of Director positions may be filled by the Board of Directors, or, if not so filled, by the Members at the next annual general meeting or extraordinary general meeting called for that purpose. Any vacancies on the Board of Directors resulting from the death, resignation or removal of a Director or for any other reason shall be filled only by the affirmative vote of a majority of the remaining Directors, or by the sole remaining Director or, if not filled, by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose. Any Director appointed pursuant to this Article 77 shall hold office until the next succeeding annual general meeting of Members or until his or her death, resignation or removal.

78. Subject to the rights of holders of any series of Preferred Shares, a Director may be removed from office by Special Resolution for cause at any time before the expiration of his term, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

79. The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

80. A Director shall not be required to hold any Shares by way of qualification. A Director who is not a Member shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares.

DISQUALIFICATION OF DIRECTORS

81. The office of a Director shall be vacated if the Director:

(1) resigns his or her office by notice in writing delivered to the Company at the Registered Office or tendered at a meeting of the Board;

(2) becomes of unsound mind or dies;

(3) becomes bankrupt or has a receiving order made against him or her or suspends payment or compounds with his or her creditors;

(4) is prohibited by law from being a Director; or

(5) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

DIRECTORS’ FEES AND EXPENSES

82. The Directors may receive such remuneration as the Board may from time to time determine. The Directors may be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of Shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

83. Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

DIRECTORS’ INTERESTS

84. Subject in each case to applicable law and the listing rules of the Designated Stock Exchange, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

GENERAL POWERS OF THE DIRECTORS

85. Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

86. Subject to these Articles, the Directors may from time to time appoint any Person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, one or more Vice Presidents, Managers or Controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

87. Subject to applicable law and the listing rules of the Designated Stock Exchange, the Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and/or other Persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

88. Subject to applicable law and the listing rules of the Designated Stock Exchange, the Directors may from time to time and at any time by power of attorney appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

89. Subject to applicable law and the listing rules of the Designated Stock Exchange, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

90. Subject to applicable law and the listing rules of the Designated Stock Exchange, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

91. Subject to applicable law and the listing rules of the Designated Stock Exchange, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

92. Any such delegates as aforesaid may be authorized by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested to them.

93. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

BORROWING POWERS

94. The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

95. Debentures, bonds and other securities may be made assignable free from any equities between the Company and the Person to whom the same may be issued.

96. Any debentures, bonds or other securities may be issued at a discount (other than Shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of Shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

97. (1) Where any uncalled capital of the Company is charged, all Persons taking any subsequent charge thereon shall take the same subject to such prior charge and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2) The Board shall cause a proper register to be kept, in accordance with the provisions of the Law, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Law in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

98. The Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors in which a quorum is present shall be decided by a majority of votes of the Directors present at the meeting. In case of an equality of votes the Chairman shall not have a second or casting vote. A Director may at any time summon a meeting of the Directors by at least two (2) Business Days’ notice to every other Director in accordance with the notice provisions of Articles 135 and 137. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

99. A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

100. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the then existing Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. A meeting of the Directors at which a quorum is present when the meeting commences shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

101. Subject to Articles 74-78, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. Unless prohibited by applicable law, the rules or regulations of the SEC or the Designated Stock Exchange, a Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

102. Subject to compliance with applicable law, any applicable rules and regulations of the SEC or the Designated Stock Exchange, any Director may act by himself or his firm in a professional capacity for the

Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

103. The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(1) all appointments of officers made by the Directors;

(2) the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(3) all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

104. When the Chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

105. A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

106. The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

107. A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

108. Subject to applicable law and the listing rules of the Designated Stock Exchange, a committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

109. All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

MANAGERS

110. The Board may from time to time appoint a general manager, a manager or managers of the Company and may fix his, her or their remuneration either by way of salary or commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes and pay the working expenses of any of the staff of the general manager, manager or managers who may be employed by him or her or them upon the business of the Company.

111. The appointment of such general manager, manager or managers may be for such period as the Board may decide, and the Board may confer upon him or her or them all or any of the powers of the Board as they may think fit.

112. The Board may enter into such agreement or agreements with any such general manager, manager or managers upon such terms and conditions in all respects as the Board may in their absolute discretion think fit, including a power for such general manager, manager or managers to appoint an assistant manager or managers or other employees whatsoever under them for the purpose of carrying on the business of the Company.

REGISTER OF DIRECTORS AND OFFICERS

113. The Company shall cause to be kept in one or more books at its Registered Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Law or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Law.

MINUTES

114. (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of officers;

(b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2) Minutes shall be kept by the Secretary at the Registered Office.

SEAL

115. (1) The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for Shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in the manner provided by this Article shall be deemed to be sealed and executed with the authority of the Board previously given.

(2) Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

116. Any Director or the Secretary or any Person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Registered Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all Persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DIVIDENDS AND OTHER PAYMENTS

117. Subject to any rights and restrictions for the time being attached to any class or classes of Shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118. The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

119. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Member or Person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Member or Person entitled, or such joint holders as the case may be, may direct.

120. When paying dividends to the Members in accordance with the foregoing provisions, the Company may make such payment either in cash or in specie or in any other form of consideration approved by the Board.

121. No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.

122. Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the Shares, but if and so long as nothing is paid up on any of the Shares in the Company dividends may be declared and paid according to the amounts of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

123. If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

124. No dividend shall bear interest against the Company.

CAPITALISATION

125. The Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

126. There shall be debited to any share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

BOOK OF ACCOUNTS

127. The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

128. The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129. The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

130. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by the Company by Ordinary Resolution.

131. The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors.

AUDIT

132. The appointment of and provisions relating to Auditors shall be in accordance with applicable law and the relevant code, rules and regulations application to the listing of the Shares on the Designated Exchange.

133. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

134. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

135. Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member or Director, as applicable, either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member or Director, as applicable, at his address as appearing in the Register of Members or Directors, as applicable, or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or electronic address or website supplied by the Member or Director, as applicable, to the Company or, in the case of Members only, by placing it on the Company’s Website provided that, in the case of Members, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

136. Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

137. Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted and, if served by courier, shall be deemed to have been served when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier), or (b) facsimile, shall be deemed to have been served upon confirmation of receipt, or (c) recognised delivery service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

138. Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall, notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

139. Notice of every general meeting shall be given to:

(1) all Members who have supplied to the Company an address for the giving of notices to them;

(2) every Person entitled to a Share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting;

(3) the Auditors; and

(4) each Director.

No other Person shall be entitled to receive notices of general meetings.

SIGNATURES

140. For the purposes of these Articles, a cable, email or telex or facsimile or electronic transmission message purporting to come from a holder of Shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of Shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the Person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

141. (1) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2) A resolution that the Company be wound up by the court or be wound up voluntarily shall be a Special Resolution.

142. (1) Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of Shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such Members in proportion to the amount paid up on the Shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the Shares held by them respectively.

(2) If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a Special Resolution and any other sanction required by the Law,

divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he or she deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any Shares or other property in respect of which there is a liability.

INDEMNITY

143. (1) The Directors, Secretary and other officers of the Company and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other Persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said Persons.

(2) Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

144. No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a Special Resolution of the Members. A Special Resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

145. No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

REGISTRATION BY WAY OF CONTINUATION

146. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 146, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.